Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-256302) of Versus Systems Inc. and Subsidiaries (the “Company”) of our report dated April 15, 2026 relating to the consolidated financial statements of Versus Systems Inc. and subsidiaries as of and for the year ended December 31, 2025, which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Ramirez Jimenez International CPAs
Irvine, California
April 15, 2026